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                                                                       EXHIBIT 4


                             UNION ELECTRIC COMPANY

                  Certificate of Designation, Description and
                    Terms of Preferred Stock, $      Series


        Union Electric Company, a corporation of the State of Missouri (hereinafter called the "Company") by its Vice President, DOES HEREBY CERTIFY as follows:

        1. That pursuant to the Certificate of Amendment of Articles of Incorporation of the Company filed in the office of the Secretary of State of Missouri on July 10, 1978, the Company has authorized 25,000,000 shares of Preferred Stock without par value, of which 330,000 shares of Preferred Stock, $7.64 Series, 330,001 shares of Preferred Stock, $7.44 Series, 300,000 shares of Preferred Stock, $6.40 Series, 7,020 shares of Preferred Stock, $6.30 Series, 14,000 shares of Preferred Stock, $5.50 Series A, 3,000 shares of Preferred Stock, $5.50 Series B, 20,000 shares of Preferred Stock, $4.75 Series, 200,000 shares of Preferred Stock, $4.56 Series, 213,595 shares of Preferred Stock, $4.50 Series, 40,000 shares of Preferred Stock, $4.30 Series, 150,000 shares of Preferred Stock, $4.00 Series, 40,000 shares of Preferred Stock, $3.70 Series, 130,000 shares of Preferred Stock, $3.50 Series, and 1,657,000 shares of Preferred Stock, $1.735 Series, are now outstanding, and none of the remaining shares of authorized Preferred Stock are designated as shares of any series; and the Board of Directors of the Company is expressly authorized to fix, to the extent permitted by law, the designation and certain of the description and terms with respect to each particular series of the Preferred Stock.

        2.  That the Board of Directors (or the Executive Committee thereof) of
the Company, at a meeting duly convened and held on               , at which a
quorum was present and voting throughout, duly adopted the following resolution fixing the designation, description and terms (other than those which apply to all series of the Preferred Stock of the Company,
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irrespective of any variations between the different series, for a statement of which reference is made to Paragraph VII of the Certificate of Amendment to the Articles of Incorporation of the Company filed in the office of the Secretary of State of Missouri on January 10, 1955) and authorizing the issue of a series of the Preferred Stock as follows:

             RESOLVED, that           shares of the authorized but unissued
        Preferred Stock of the Company without par value be issued as shares of
        a series to be designated "Preferred Stock, $      Series", and that,
        pursuant to Paragraph VII of the Certificate of Amendment to the Articles of Incorporation of the Company filed in the office of the Secretary of State of Missouri on January 10, 1955, as amended by Certificates of Amendment to the Articles of Incorporation of the Company filed in the office of the Secretary of State of Missouri on January 10, 1969, October 22, 1974, and May 20, 1987, respectively, the Board of Directors hereby fixes for such series:

             (1)  $      per share as the annual dividend rate, and the date of
        original issue of shares of such series as the date from which dividends shall be cumulative on all shares of such series issued prior to the
        record date for the                   dividend payment, which shall be
        the first dividend payment date for shares of such series;

             (2)  Redemption prices shall be $       per share as the redemption
        price if redeemed prior to               ; $     per share if redeemed
        on             or thereafter and prior to             ; $        per
        share if redeemed on           or thereafter and prior to              ;
        and $       per share if redeemed on           or thereafter; together,
        in each case, with a sum in the case of each share so to be redeemed, computed at the annual dividend rate from the date from which dividends on such share became cumulative to the date fixed for such redemption, less the aggregate of the dividends theretofore or on such redemption
        date paid thereon; [provided, however, that prior to            , none
        of the shares of Preferred Stock, $           Series, may be redeemed]
        [if such redemption is for the purpose or in anticipation of refunding any such shares through the use, directly or indirectly, of borrowed funds or through the use, directly or indirectly, of funds derived through the issuance or sale of Preferred Stock or stock of any other class ranking on a parity with or having any preference over the Preferred Stock as to assets or dividends, if such borrowed funds have an interest rate or annual cost of money to the Company (computed in accordance with generally accepted financial practice without any adjustment for commissions, underwriting discount and expenses) or such other stock has a dividend rate or annual cost of money to the Company,
        so computed, of      % or less]; and

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             (3)   The applicable redemption price per share, or in respect of
        any period in which no redemption price is fixed, $       per share, as
        the amount payable to the holders thereof in case of voluntary dissolution, liquidation or winding up of the affairs of the Company;
        and $    per share as the amount payable to the holders thereof in case of involuntary dissolution, liquidation or winding up of the affairs of the Company, together, in each case, with a sum in the case of each such share, computed at the annual dividend rate from the date from which dividends on such share became cumulative to the date fixed for the payment of such distributive amounts, less the aggregate of the dividends theretofore or on such date paid thereon.

        IN WITNESS WHEREOF, Union Electric Company has caused this Certificate
to be executed on its behalf by                  , Vice President, and its
corporate seal to be hereto affixed and said seal and this Certificate to be
attested by                  , its Secretary, this     day of             .

                                   UNION ELECTRIC COMPANY

                                   By __________________________________
                                          Vice President

ATTEST:


     Secretary
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STATE OF MISSOURI  )
                   )  : SS.:
CITY OF ST. LOUIS  )

        I,                        , a Notary Public, do hereby certify that on
this     day of              , personally appeared before me                  ,
who, being by me first duly sworn, declared that he is a Vice President of Union Electric Company, that he signed the foregoing document as Vice President of said corporation, and that the statements therein contained are true.


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